Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

January 26, 2021

To the Board of Directors of

GRIT BXNG AT HOME, INC.

We consent to the inclusion in the forgoing Registration Statement on Form 1-A of GRIT BXNG AT HOME, INC. (the “Company”) of our report relating to our audit of the balance sheet as of October 31, 2020, and statement of income, stockholders’ equity (deficit) and cash flows for the period from August 21, 2020 (inception) to October 31, 2020. Our report dated November 4, 2020, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/Alice Cheng

Alice Cheng, CPA

CEO of TaxDrop LLC